UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 8, 2006

FIRST WEST VIRGINIA BANCORP, INC.

(Exact name of registrant as specified in its charter)

West Virginia	1-13652	55-6051901
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 Warwood Avenue , Wheeling, West Virginia	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 233-0060

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election or Directors; Appointment of Principal Officers.

On June 8, 2006, Francie P. Reppy, Executive Vice President, Chief Administrative Officer and Chief Financial Officer of the Company was advised by the Federal Reserve Bank of Cleveland (FRB) that in response to the request of the Company dated March 27, 2006, it does not object to the Company’s request that Sylvan J. Dlesk serve as permanent President and Chief Executive Officer (CEO) of the Company.

Additionally, on June 8, 2006, the Board of Directors of the Company’s subsidiary bank, Progressive Bank, N.A., were advised by the Office of the Comptroller of the Currency (OCC) that in response to the request of the Subsidiary Bank dated May 16, 2006, that it does not object to the subsidiary bank’s request that Sylvan J. Dlesk serve as its permanent CEO/President.

The positions of President and Chief Executive Officer of the Company and President of its wholly owned subsidiary, Progressive Bank, N.A. were assumed on an interim basis by Sylvan J. Dlesk, age 67, as of April 1, 2005. Mr. Dlesk currently serves as Chairman of the Board of the Company and as a Director of Progressive Bank, N.A., having been affiliated with the Company since 1988. Mr. Dlesk also is the owner of Dlesk Realty and Investment Company; President of Dlesk, Inc.; and President of Ohio Valley Carpeting, Inc. Mr. Dlesk has served in all such capacities for over five years.

The Company’s subsidiary bank, entered into a lease agreement in 2001 to rent property for use as a banking premises from Dlesk Realty and Investment Company which is owned by Sylvan J. Dlesk and his wife, Rosalie J. Dlesk. Payments to Dlesk Realty and Investment Company for rental, maintenance, taxes and improvements during 2005 amounted to $61,400, $61,400 in 2004 and $61,400 in 2003. Management believes that these payments and lease terms were made on no more favorable terms to the subsidiary bank than would have been extended to third parties not otherwise affiliated with the Company or its subsidiary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

FIRST WEST VIRGINIA BANCORP, INC.
(Registrant)

/s/ S.J. Dlesk
S.J. Dlesk
President and Chief Executive Officer

Date: August 10, 2006